Exhibit 99.1

Best Buy Co., Inc.
Supplemental Historical Information*
Consolidated Condensed Balance Sheets
($ in millions)
(Unaudited)

Assets	Aug. 31, 2002	Nov. 30, 2002
Current Assets
Cash and cash equivalents	$1,114	$1,149
Receivables	235	575
Recoverable costs from developed properties	58	35
Merchandise inventories	2,133	3,423
Other current assets	125	131
Current assets of discontinued operations	459	605
Total current assets	4,124	5,918
Property and Equipment
Property and equipment	2,824	3,000
Less accumulated depreciation and amortization	907	975
Net property and equipment	1,917	2,025
Goodwill, Net	410	407
Intangible Assets	—	32
Other Assets	92	96
Noncurrent Assets of Discontinued Operations	261	260
Total Assets	$6,804	$8,738

Liabilities and Shareholders’ Equity	Aug. 31, 2002	Nov. 30, 2002
Current Liabilities
Accounts payable	$2,081	$3,674
Accrued compensation and related expenses	155	175
Accrued liabilities	614	726
Accrued income taxes	96	122
Current portion of long-term debt	6	2
Current liabilities of discontinued operations	391	533
Total current liabilities	3,343	5,232
Long-Term Liabilities	296	276
Long-Term Debt	821	822
Noncurrent Liabilities of Discontinued Operations	18	19
Shareholders’ Equity	2,326	2,389
Total Liabilities and Shareholders’ Equity	$6,804	$8,738

*Note: This presentation reflects: (a) the classification of Musicland as discontinued operations; and (b) the adoption of the accounting principle established in EITF Issue No. 02-16, Accounting by a Reseller for Cash Consideration Received from a Vendor, in each case, as if such changes were in effect as of and for the dates indicated. Certain other amounts have been reclassified to conform to the current year’s presentation.